Exhibit 10.3

RESTRICTED STOCK UNIT AWARD AGREEMENT

2013 STOCK AWARD AND INCENTIVE PLAN

1.	Restricted Stock Units Award. Medtronic, Inc., a Minnesota corporation (the “Company”), hereby awards to the individual named above Restricted Stock Units, in the number and on the Grant Date as each is set forth above. The Restricted Stock Units represent the right to receive shares of common stock of the Company (the “Shares”), subject to the restrictions, limitations, and conditions contained in this Restricted Stock Unit Award Agreement (the “Agreement”) and in the Medtronic, Inc. 2013 Stock Award and Incentive Plan (the “Plan”). Unless otherwise defined in the Agreement, a capitalized term in the Agreement will have the same meaning as in the Plan. In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of the Plan will govern.

2.	Vesting & Distribution. The Restricted Stock Units will vest . The Company will issue to you a number of Shares equal to the number of your vested Restricted Stock Units (including any dividend equivalents described in Section 5, below) , provided that you have not incurred a Termination of Employment during the period beginning on the Grant Date and ending on the vesting date (the “Restricted Period”). Notwithstanding the preceding sentence, if you incur a Termination of Employment during the Restricted Period as a result of your death, Disability or Retirement, the Company will issue you a number of Shares equal to the number of your vested Restricted Stock Units (including any dividend equivalents described in Section 5, below) . Upon your Termination of Employment during the Restricted Period for any reason other than death, Disability or Retirement, the Restricted Stock Units will automatically be forfeited in full and canceled by the Company as of 11:00 p.m. CT (midnight ET) on the date of such Termination of Employment. For purposes of this Agreement, the terms “Disability” and “Retirement” shall have the meanings ascribed to those terms, as of the date of this Agreement, under any retirement plan of the Company which is qualified under Section 401 of the Code (which currently provides for retirement on or after age 55, provided you have been employed by the Company and/or one or more Affiliates for at least ten years, or retirement on or after age 62), or under any disability or retirement plan of the Company or any Affiliate applicable to you due to employment by a non-U.S. Affiliate or employment in a non-U.S. location. Notwithstanding the foregoing, if you incur a Termination of Employment during the Restricted Period as a result of your death, Disability, or Retirement, no Shares shall be delivered to you pursuant to this Agreement until the earlier of (i) the date on which you incur a “separation from service” (within the meaning of Section 409A of the Code), or, if you are a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) at the time of such “separation from service,” on the date that is six months following the date of your “separation from service”; (ii) the originally scheduled vesting date for the applicable Restricted Stock Units; (iii) the date of your death; and (iv) the date on which you become “disabled” (within the meaning of Section 409A(a)(2)(C) of the Code).

3.	Forfeiture. If you have received or are entitled to receive delivery of Shares as a result of this Agreement within the period beginning six months prior to the date of your Termination of Employment and ending twelve months following the date of your Termination of Employment, the Company, in its sole discretion, may require you to return or forfeit the cash and/or Shares received or receivable with respect to this Restricted Stock Units award, in the event that you engage in any of the following activities:

a.	performing services for or on behalf of any competitor of, or competing with, the Company or any Affiliate, within six months of the date of your Termination of Employment;

b.	unauthorized disclosure of material proprietary information of the Company or any Affiliate;

c.	a violation of applicable business ethics policies or business policies of the Company or any Affiliate; or

d.	any other occurrence determined by the Committee.

The Company’s right to require forfeiture must be exercised not later than 90 days after the Company acquires actual knowledge of such an activity but in no event later than twelve months after your Termination of Employment. Such right shall be deemed to be exercised upon the Company’s mailing written notice of such exercise to your most recent home address as shown on the personnel records of the Company. In addition to requiring forfeiture as described herein, the Company may exercise its rights under this Section 3 by terminating the Restricted Stock Units awarded under this Agreement.

If you fail or refuse to forfeit the cash and/or shares of Common Stock demanded by the Company (the number of such shares of Common Stock as may be adjusted for any events described in Section 3.4 of the Plan), you shall be liable to the Company for damages equal to the number of Shares demanded times the highest closing price per share of the Common Stock during the period between the date of your Termination of Employment and the date of any judgment or award to the Company, together with all costs and attorneys’ fees incurred by the Company to enforce this provision.

Notwithstanding the foregoing, this Section 3 shall have no application following a Change of Control, nor shall the Company’s Incentive Compensation Forfeiture Policy apply following a Change of Control to the Restricted Stock Units awarded pursuant to this Agreement or to any proceeds in respect of such award.

4.	Change of Control. Notwithstanding anything in Section 2 of this Agreement to the contrary, if a Change of Control of the Company occurs during the Restricted Period, then the Restricted Stock Units will become 100% vested upon such Change of Control, and the Company will issue to you a number of Shares equal to the number of Restricted Stock Units (including any dividend equivalents described in Section 5, below) within six weeks following the Change of Control (unless such Change of Control is not an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder (a “Section 409A Change of Control”), in which case such settlement shall be delayed until the Delayed Payment Date (as defined below)), provided that no such vesting or issuance shall occur if the Restricted Stock Units are replaced or continued by a Replacement Award that satisfies the requirements of Section 10.1(b) of the Plan. In the event that the Restricted Stock Units are replaced by a Replacement Award and you incur a Termination of Employment during the two years following a Change of Control by the Company without Cause or by you for Good Reason, such Replacement Award shall vest in full and be settled on the Delayed Payment Date. For purposes of this Agreement, the Delayed Payment Date means the first to occur of: (i) the date on which you incur a “separation from service” (within the meaning of Section 409A of the Code), or, if you are a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) at the time of such “separation from service,” on the date that is six months following the date of your “separation from service”; (ii) the originally scheduled vesting date for the applicable Restricted Stock Units; (iii) the date of your death; and (iv) the date of a Section 409A Change of Control.

5.	Dividend Equivalents. You are entitled to receive dividend equivalents on the Restricted Stock Units generally in the same manner and at the same time as if each Restricted Stock Unit were a Share. These dividend equivalents will be credited to you in the form of additional Restricted Stock Units. The additional Restricted Stock Units will be subject to the terms of this Agreement.

6.	Withhold Taxes. You are responsible to promptly pay any Social Security and Medicare taxes (together, “FICA”) due upon vesting of the Restricted Stock Units, and any Federal, State, and local taxes due upon distribution of the Shares. The Company and its Subsidiaries are authorized to deduct from any payment to you any such taxes required to be withheld. As described in Section 15.4 of the Plan, you may elect to have the Company withhold a portion of the Shares issued upon settlement of the Restricted Stock Units to satisfy all or part of the withholding tax requirements. You may also elect, at the time you vest in the Restricted Stock Units, to pay your FICA liability due with respect to those Restricted Stock Units out of those units. If you choose to do so, the Company will reduce the number of your vested Restricted Stock Units accordingly. The amount that is applied to pay FICA will be subject to Federal, State, and local taxes.

7.	Limitation of Rights. Except as set forth in the Agreement, until the Shares are issued to you in settlement of your Restricted Stock Units, you do not have any right in, or with respect to, any Shares (including any voting rights) by reason of this Agreement. Further, you may not transfer or assign your rights under the Agreement and you do not have any rights in the Company’s assets that are superior to a general, unsecured creditor of the Company by reason of this Agreement.

8.	No Employment Contract. Nothing contained in the Plan or Agreement creates any right to your continued employment or otherwise affects your status as an employee at will. You hereby acknowledge that the Company and you each have the right to terminate your employment at any time for any reason or for no reason at all.

9.	Amendment to Agreement Under Section 409A of the Code. You acknowledge that the Agreement and the Plan, or portions thereof, may be subject to Section 409A of the Code, and that changes may need to be made to the Agreement to avoid adverse tax consequences under Section 409A of the Code. You agree that following the issuance of such rules, the Company may amend this Agreement as it deems necessary or desirable to avoid such adverse tax consequences; provided, however, that the Company shall accomplish such amendments in a manner that preserves your intended benefits under the Agreement to the greatest extent possible.

10.	Agreement. You agree to be bound by the terms and conditions of this Agreement and the Plan. Your signature is not required in order to make this Agreement effective.

Accompanying this Agreement are instructions for accessing the Plan and the Plan Summary (prospectus) from the Administrator’s Internet website or HROC – Stock Administration’s intranet website. You may also request written copies by contacting HROC—Stock Administration at 763.514.1500.

HROC—Stock Administration

Medtronic, Inc.

710 Medtronic Parkway NE MS LS195

Minneapolis, MN 55432-5604